Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

FOUR TIMES SQUARE
	NEW YORK 10036-6522	FIRM/AFFILIATE OFFICES

	TEL: (212) 735-3000	BOSTON
	FAX: (212) 735-2000	CHICAGO
	www.skadden.com	HOUSTON
DIRECT DIAL		LOS ANGELES
(212) 735-3416		PALO ALTO
DIRECT FAX		WASHINGTON, D.C.
(917) 777-3416		WILMINGTON
EMAIL ADDRESS
ANDREA.NICOLAS@SKADDEN.COM		BEIJING
BRUSSELS
FRANKFURT
HONG KONG
LONDON
MOSCOW
MUNICH
PARIS
	December 8, 2017	SÃO PAULO
SEOUL
SHANGHAI
SINGAPORE
TOKYO
TORONTO

2U, Inc.

7900 Harkins Road

Lanham, Maryland 20706

Re:                             2U, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to 2U, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the registration of up to 1,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Company’s Amended and Restated 2017 Employee Stock Purchase Plan (the “Plan”).

This opinion is being furnished at the request of the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)                                 the Registration Statement in the form to be filed with the Commission on the date hereof;

(b)                                 the Plan;

(c)                                  an executed copy of a certificate of Matthew J. Norden, Co-General Counsel, Corporate and Securities, of the Company, dated the date hereof (the “Secretary’s Certificate”);

(d)                                 a copy of the Company’s Amended and Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of December 7, 2017 and certified pursuant to the Secretary’s Certificate;

(e)                                  a copy of the Company’s Amended and Restated By-Laws, as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate; and

(f)                                   a copy of certain resolutions of the Compensation Committee of the Board of Directors of the Company adopted on November 29, 2017, and the approval of the stockholders of the Company adopted on June 5, 2017 at the annual meeting of the Company, each certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below including the facts and conclusions set forth in the Secretary’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In rendering the opinion stated herein, we have also assumed that (i) an appropriate account statement evidencing Shares credited to a recipient’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent, (ii) the issuance of Shares will be properly recorded in the books and records of the Company and (iii) each award agreement under which options, restricted stock, restricted stock units or other awards are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when the Shares are issued to the participants in accordance with the terms and conditions of the Plan and the applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

ALN